Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended January 31, 2007, Putnam Management
has assumed $10,423 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A 5,329
		Class B -
		Class C -

72DD2	Class M -
		Class R 2
		Class Y 3,066

73A1		Class A 0.033
		Class B -
		Class C -

74A2		Class M -
		Class R 0.033
		Class Y 0.068

74U1		Class A 161,850
		Class B 53,301
		Class C 4,796

74U2		Class M 3,009
		Class R 79
		Class Y 44,401

74V1		Class A 15.66
		Class B 14.32
		Class C 15.11

74V2		Class M 14.95
		Class R 15.52
		Class Y 15.86


Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.